UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF l934

SANOFI

(Exact name of registrant as specified in its charter)

France	(RCS) 395 030 844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

54, rue La Boétie, 75008 Paris, FRANCE	75008
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American Depositary Shares, each representing one-half of one ordinary share, par value €2 per share	The NASDAQ Stock Market LLC
Ordinary shares, par value €2 per share*	The NASDAQ Stock Market LLC*

*

Not for trading, but only in connection with the listing of the American Depositary Shares on The NASDAQ Stock Market LLC. The American Depositary Shares represent the right to receive one-half of one Sanofi ordinary share and have been registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

SANOFI (the “Registrant”) is filing this Form 8-A in connection with the transfer of the listing of its American Depositary Shares (the “ADSs”), each representing one-half of one Sanofi ordinary share, from the New York Stock Exchange to the NASDAQ Global Select Market. The transfer of the listing is to occur at the opening of trading on January 2, 2019.

Item 1.	Description of Registrant’s Securities to be Registered.

The Registrant hereby incorporates by reference (i) the description of the Registrant’s ordinary shares, par value €2 per share, included in the Registrant’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2018 (File No. 001-31368), under the headings “Item 10. Additional Information – B. Memorandum and Articles of Association – Share Capital” and (ii) the description of the Registrant’s ADSs included in the second amended and restated deposit agreement filed as Exhibit 99(a) to the Registrant’s Post-Effective Amendment No. 1 to Form F-6, filed with the SEC on February 13, 2015 (Registration No. 333-192032).

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 31, 2018	SANOFI
(Registrant)

	By:	/s/ Alexandra Roger
	Name:	Alexandra ROGER
	Title:	Head of Securities Law and Capital Markets